Exhibit 99.1

QXO to Acquire TopBuild for $17 Billion

QXO to Become the Second Largest Publicly Traded Building Products Distributor in North America, with More Than $18 Billion of Combined Company Revenue and More Than $2 Billion of Combined Company Adjusted EBITDA

Landmark Transaction Is Expected to Be Immediately and Substantially Accretive to QXO’s Earnings

GREENWICH, Conn. and DAYTONA BEACH, Fla. — April 19, 2026 — QXO, Inc.

(NYSE: QXO) today announced that it has entered into a definitive agreement to acquire TopBuild Corp. (NYSE: BLD) (“TopBuild”) for approximately $17 billion, significantly expanding QXO’s scale and capabilities across the building products value chain. The transaction is expected to be immediately and substantially accretive to the company’s earnings.

TopBuild is the largest distributor and installer of insulation and related building products in North America. The combination will bring together QXO’s leading positions in roofing, waterproofing, lumber-related building materials, and associated products with TopBuild’s insulation capabilities, creating a higher-margin business with expansive value-added offerings for customers.

The transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including approval by the shareholders of TopBuild and QXO. The acquisition is expected to close in the third quarter of 2026.

On April 1, 2026, QXO completed its previously announced acquisition of Kodiak Building Partners (“Kodiak”), a leading distributor of lumber, trusses, and other building materials, for approximately $2.25 billion. Upon completion of the TopBuild transaction, QXO will operate in an addressable market of more than $300 billion and hold leadership positions in key building product verticals in North America:

●	#1 in insulation
●	#2 in roofing
●	#1 in waterproofing
●	#1 or #2 in the lumber and building materials sector, in key geographies served

Brad Jacobs, Chairman and Chief Executive Officer of QXO, said: “Over the past 11 months, we’ve built QXO into a market leader through more than $13 billion of acquisitions, closing on Beacon in 2025 and Kodiak earlier this month. TopBuild will be our most significant acquisition yet, making QXO the second largest publicly traded building products distributor in North America, with more than $18 billion of combined company revenue and more than $2 billion of combined company adjusted EBITDA.”

Jacobs continued, “The TopBuild transaction will also give us critical mass in the insulation sector and expand our exposure to large, complex projects like data centers, where scale matters. TopBuild has a deep bench of best-in-class operators, reflected in its industry-leading adjusted EBITDA margin of approximately 18%. We plan to replicate their best practices across QXO, including deploying their ‘special OPS’ teams to continuously improve operational excellence and customer service.”

Robert Buck, Chief Executive Officer of TopBuild, said: “We’re excited to join QXO and combine our leadership in insulation installation and specialty distribution with QXO’s scale, technology, and procurement capabilities. Together, we’ll enhance customer service, unlock meaningful cross-selling opportunities, and drive continued growth and operating efficiency. I’m proud of our team’s track record, including a 10-year sales CAGR of 13% and adjusted EPS CAGR of 31%. Thank you to the entire TopBuild team for delivering these exceptional results.”

Following the acquisition of TopBuild, QXO will have approximately 28,000 employees, 1,150 locations across all 50 U.S. states and seven Canadian provinces, and a fleet size of more than 10,000 vehicles.

Proposed Transaction

The transaction values each TopBuild share at $505, representing a premium of 19.8% to TopBuild’s 60-day volume-weighted average price and 23.1% to TopBuild’s closing price on Friday, April 17, 2026. Under the terms of the agreement, TopBuild stockholders will have the right to elect to receive $505 in cash or 20.2 shares of QXO common stock for each TopBuild share held, subject to proration, on the condition that the total transaction consideration is paid as approximately 45% in cash and 55% in shares of QXO common stock. The maximum cash proceeds will be capped in aggregate at 45% of the transaction consideration. QXO may increase the maximum amount of stock consideration in the transaction if TopBuild stockholders elect to receive more than 55% of the consideration in shares of QXO common stock. Under the terms of the agreement, QXO will expand its board of directors to include one nominee from TopBuild.

In 2025, TopBuild generated approximately $6.2 billion of net sales and approximately $1.14 billion of adjusted EBITDA, in each case adjusted to reflect the full year contribution of acquisitions completed throughout the year. QXO expects to realize approximately $300 million of synergies from the integration of TopBuild by 2030, including revenue synergies from cross- selling an expanded range of integrated solutions, as well as cost synergies from scaled procurement, network optimization, logistics efficiencies, inventory management improvements, and world-class technology.

The purchase price of approximately $17 billion represents 14.9 times TopBuild’s 2025 adjusted EBITDA before the impact of expected synergies, and 11.8 times TopBuild’s 2025 adjusted EBITDA after the impact of expected synergies—in both cases adjusted EBITDA reflects the full-year contribution of acquisitions completed throughout 2025.

TopBuild’s management has guided to $9 billion to $10 billion in annual revenue and $1.7 billion to $2.0 billion in annual adjusted EBITDA by 2030, driven by a combination of organic growth and accretive M&A across a $90+ billion addressable market. Additionally, TopBuild management has guided to cumulative free cash flow of $4.2 billion to $5.0 billion from 2026 to 2030. TopBuild’s free cash flow conversion (free cash flow divided by adjusted EBITDA) has consistently been in the 60% to 70% range.

Advisors

Morgan Stanley & Co. LLC is acting as lead financial advisor to QXO, and Barclays and Wells Fargo Securities are acting as additional financial advisors to QXO. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to QXO. Goldman Sachs & Co. LLC and RBC Capital Markets are serving as financial advisors to TopBuild, and Jones Day is acting as legal counsel to TopBuild.

About QXO

QXO, Inc. (NYSE: QXO) is the largest publicly traded distributor of roofing, waterproofing, and related products and the second largest publicly traded distributor of lumber and building materials in North America. QXO is the fastest growing company in the $800 billion building products distribution industry and plans to become the tech-enabled leader by delivering best-in- class customer satisfaction and outsized returns for its shareholders. The company is targeting $50 billion in annual revenues within the next decade through accretive acquisitions and organic growth.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is the largest distributor and installer of insulation and related building products in North America. The company provides installation and distribution services across residential, commercial, and industrial end markets, including insulation used in walls, attics, floors, and roofing assemblies; complementary products such as gutters, fireproofing, and mechanical insulation; and specialized roofing systems for large-scale buildings such as airports, stadiums, and warehouses. TopBuild operates more than 450 locations across the United States and Canada.

Non-GAAP Financial Measures

This communication includes references to financial measures that are prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include, but are not limited to, combined company revenue, combined company adjusted EBITDA and adjusted EBITDA. We calculate combined company revenue by adding the 2025 revenue of QXO, Kodiak and TopBuild, in each case adjusted to reflect the full year contribution of acquisitions completed throughout the year.

We calculate combined company adjusted EBITDA by adding the adjusted EBITDA of QXO, Kodiak and TopBuild, in each case further adjusted to reflect the full year contribution of acquisitions completed throughout the year, where adjusted EBITDA is calculated by each company as net (loss) income excluding depreciation; amortization; interest (income) expense, net; provision for (benefit from) income taxes; and certain other adjustments that are not considered representative of the applicable company’s underlying operations. Any non-GAAP financial measures used in this communication are in addition to, and should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition, including synergies, and expected future financial position, total addressable market, positions in building product verticals and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition of TopBuild may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including the risk that the required shareholder approvals may not be obtained; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and TopBuild’s business relationships with employees, customers, or suppliers, or on operating results or the businesses generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the acquisition agreement for TopBuild, including circumstances that require the payment of a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition;

(vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impacts of legislative, regulatory, economic, competitive or technological changes; (ix) QXO’s ability to finance the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, market sector, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) those risks and uncertainties set forth in QXO’s and TopBuild’s SEC filings, including each company’s Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. Neither QXO nor TopBuild undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information for Investors and Stockholders

In connection with the proposed acquisition, QXO expects to file a registration statement on Form S-4 with the SEC containing a preliminary prospectus of QXO that also constitutes a preliminary joint proxy statement of each of QXO and TopBuild. After the registration statement is declared effective, each of QXO and TopBuild will mail a definitive joint proxy statement/prospectus to stockholders of QXO and TopBuild, respectively. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that QXO or TopBuild may file with the SEC in connection with the proposed acquisition. INVESTORS AND SECURITY HOLDERS OF QXO AND TOPBUILD ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus (when available) and other documents filed with the SEC by QXO or TopBuild through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by QXO will be available free of charge on QXO’s website at https://investors.qxo.com and copies of the documents filed with the SEC by TopBuild will be available free of charge on TopBuild’s website at https://www.topbuild.com/investors. Additionally, copies may be obtained by contacting the investor relations department of QXO or TopBuild.

Participants in the Solicitation

QXO and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from QXO’s stockholders in connection with the proposed acquisition. Information regarding QXO’s directors and its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Director Compensation” contained in QXO’s definitive proxy statement on

Schedule 14A for QXO’s 2026 annual meeting of stockholders, which was filed with the SEC on March 24, 2026. To the extent holdings of QXO’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2026 proxy statement, such changes will be reflected on Statements of Beneficial Ownership on Form 4 filed with the SEC.

TopBuild and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from TopBuild’s stockholders in connection with the proposed acquisition. Information regarding TopBuild’s directors and its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Common Stock Ownership of Officers, Directors and Significant Shareholders,” “Compensation Committee Report,” and “Director Compensation” contained in TopBuild’s definitive proxy statement on Schedule 14A for TopBuild’s 2026 annual meeting of stockholders, which was filed with the SEC on March 17, 2026. To the extent holdings of TopBuild’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2026 proxy statement, such changes will be reflected on Statements of Beneficial Ownership on Form 4 filed with the SEC.

The information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

QXO Contacts:

Media

Joe Checkler joe.checkler@qxo.com

203-609-9650

Steve Lipin

Gladstone Place Partners

212-230-5930

Investors

Mark Manduca mark.manduca@qxo.com

203-321-3889

TopBuild Contacts: Media

FTI Consulting Pat Tucker

pat.tucker@fticonsulting.com

Investors

PI Aquino

pi.aquino@topbuild.com

386-763-8801